UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Inspire Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 25, 2007

To Our Stockholders:

You are most cordially invited to attend a Special Meeting of Stockholders of Inspire Pharmaceuticals, Inc. to be held at 11:00 a.m., local time, on October 31, 2007, at the Council for Entrepreneurial Development, Alexandria Technology Center, 100 Capitola Drive, Suite 101, Durham, NC 27713. If you need more specific details regarding the venue for the meeting, please contact Jenny R. Kobin, Vice President of Investor Relations and Corporate Communications, by telephone at (919) 941-9777.

The enclosed Notice of Special Meeting of Stockholders and Proxy Statement on the following pages describe the matters to be presented at the Special Meeting.

It is important that your shares be represented at the Special Meeting to assure the presence of a quorum. Whether or not you plan to attend the Special Meeting, we hope that you will have your shares represented by signing, dating and returning your proxy in the enclosed envelope, which requires no postage if mailed in the United States, as soon as possible. Your shares will be voted in accordance with the instructions you have given in your proxy.

Thank you for your continued support.

Sincerely,

CHRISTY L. SHAFFER, PH.D.
President and Chief Executive Officer

INSPIRE PHARMACEUTICALS, INC.

4222 Emperor Boulevard, Suite 200

Durham, North Carolina 27703

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On October 31, 2007

Dear Stockholders:

A Special Meeting of the Stockholders of Inspire Pharmaceuticals, Inc. will be held on October 31, 2007, at 11:00 a.m., local time, at the Council for Entrepreneurial Development, Alexandria Technology Center, 100 Capitola Drive, Suite 101, Durham, NC 27713, to:

(1)	Approve the exchange of shares of our Series A Exchangeable Preferred Stock issued and sold to Warburg Pincus Private Equity IX, L.P. in the financing transaction described in the accompanying Proxy Statement and the issuance of shares of our common stock upon the exchange; and

(2)	Conduct any other business properly brought before this meeting or any postponements or adjournments of this meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. Submission of Proposal No. 1 to our stockholders is required under the terms of the Securities Purchase Agreement, dated July 17, 2007, between Inspire and Warburg Pincus Private Equity IX, L.P. and the Nasdaq Marketplace Rules.

Only stockholders of record at the close of business on September 19, 2007 are entitled to notice of, and to vote at, the Special Meeting, or any postponements or adjournments thereof. A complete list of such stockholders will be open to examination by any stockholder during ordinary business hours at our executive offices at 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703 for a period of ten days prior to the Special Meeting and a copy will be available for examination at the time and place of the Special Meeting. The Special Meeting may be adjourned from time to time without notice by an announcement to such effect at the Special Meeting.

It is important that your shares be represented at the Special Meeting. Your shares cannot be voted unless they are represented by proxy or you make other arrangements to have them represented at the Special Meeting. Whether or not you plan to attend the Special Meeting, please fill in, date and sign the enclosed proxy and return it promptly in the enclosed envelope. The prompt return of proxies will ensure a quorum and save us the expense of further solicitation. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors,

Joseph M. Spagnardi
General Counsel and Secretary

Durham, North Carolina

September 25, 2007

INSPIRE PHARMACEUTICALS, INC. 4222 Emperor Boulevard, Suite 200 Durham, North Carolina 27703

PROXY STATEMENT

FOR A SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 31, 2007

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Inspire Pharmaceuticals, Inc. (sometimes referred to as “we,” “us,” “our” or “Inspire”) is soliciting your proxy to vote at a Special Meeting of Stockholders and at any postponements or adjournments thereof. You are invited to attend the Special Meeting to vote on the proposal described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We are mailing this proxy statement and accompanying proxy card on or about October 1, 2007 to all stockholders of record entitled to vote at the Special Meeting.

What is the purpose of the Special Meeting?

At the Special Meeting, our stockholders will act upon the matters outlined in the notice of the meeting on the cover page of this proxy statement, including the approval of the exchange of shares of our Series A Exchangeable Preferred Stock, par value $0.001 per share (the “Exchangeable Preferred Stock”), previously issued and sold to Warburg Pincus Private Equity IX, L.P. (“Warburg”) in a financing transaction (the “Preferred Stock Financing”) pursuant to the terms of the Securities Purchase Agreement, dated July 17, 2007, between us and Warburg (the “Securities Purchase Agreement”), as described in this proxy statement and the issuance of shares of our common stock upon the exchange (the “Share Exchange”).

Who can vote at the Special Meeting and how do I vote?

Only stockholders of record of our common stock at the close of business on September 19, 2007 will be entitled to vote at the Special Meeting and at any postponements or adjournments thereof. On this record date, there were 42,413,901 shares of our common stock outstanding and entitled to vote. Warburg will not be entitled to vote its shares of Exchangeable Preferred Stock on the approval of the proposed Share Exchange.

Stockholder of Record: Shares Registered in Your Name

If on September 19, 2007, your shares of common stock were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting, or at any postponements or adjournments thereof, or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on September 19, 2007, your shares of common stock were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

You are voting on the approval of the exchange of shares of our Exchangeable Preferred Stock issued and sold to Warburg in the Preferred Stock Financing described in this Proxy Statement and the issuance of shares of our common stock upon the exchange.

Why are we seeking stockholder approval for the Share Exchange?

Because our common stock is listed on the Nasdaq Global Market, we are subject to the Nasdaq Marketplace Rules. Nasdaq Marketplace Rule 4350(i)(1)(B) requires stockholder approval prior to any issuance or sale of voting stock, or securities convertible into or exercisable for voting stock, that will result in a change of control of an applicable listed company. This rule does not specifically define when a change of control is deemed to occur. However, Nasdaq suggests in its guidance that a change of control would occur, subject to certain exceptions, if after a transaction an acquiring person or an entity holds 20% or more of the voting power of an applicable issuer’s outstanding capital stock. In addition, Nasdaq Marketplace Rule 4350(i)(1)(D)(ii) requires stockholder approval of any sale of common stock or securities convertible into or exercisable for common stock equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. If the Share Exchange is approved, the number of shares of common stock issued to Warburg upon exchange of the Exchangeable Preferred Stock would be approximately 24.8% of our outstanding common stock (based on the number of shares of our common stock currently outstanding, including the Exchangeable Preferred Stock on an as exchanged into common stock basis).

As a result of these factors, the Securities Purchase Agreement and the other documents relating to the Preferred Stock Financing were structured to require stockholder approval of the Share Exchange and accordingly, we are now requesting stockholder approval of the Share Exchange.

How is the Share Exchange structured?

Upon the approval by the holders of our common stock, each share of Exchangeable Preferred Stock will be automatically exchanged for shares of common stock. Each outstanding share of Exchangeable Preferred Stock will automatically be exchanged for such number of shares of common stock determined by dividing (i) $535.00 (the original purchase price per share of the Exchangeable Preferred Stock) by (ii) the exchange price of the Exchangeable Preferred Stock then in effect. The initial exchange price of the Exchangeable Preferred Stock is $5.35 per share, which results in an initial exchange rate of 100 shares of common stock for each share of Exchangeable Preferred Stock.

Why is our Board of Directors recommending approval of the Share Exchange?

Prior to completing the issuance and sale of the Exchangeable Preferred Stock to Warburg on July 20, 2007, we needed additional capital to fund the commercialization of AzaSite™, several Phase 3 development programs and for working capital and general corporate purposes. After considering numerous potential financing alternatives, our Board of Directors, including applicable committees thereof, determined that the Preferred Stock Financing was an appropriate financing alternative for us and our stockholders because it would provide necessary capital for such purposes, and will provide us with greater financial flexibility than other alternatives.

If the Share Exchange is not approved prior to July 20, 2008, then the Exchangeable Preferred Stock will remain outstanding in accordance with its terms. If the Exchangeable Preferred Stock remains outstanding, (i) the

Exchangeable Preferred Stock will accrue cumulative dividends at an annual rate of 10% of $535.00 (the purchase price per share of the Exchangeable Preferred Stock), compounded quarterly, (ii) the Exchangeable Preferred Stock will retain a senior liquidation preference over shares of our common stock, and (iii) the holders of Exchangeable Preferred Stock will be entitled to redeem their shares of Exchangeable Preferred Stock for cash in the future (including upon a change in control).

If the holders of Exchangeable Preferred Stock exercise their right to cause us to redeem their Exchangeable Preferred Stock, we would be required to expend substantial cash resources, which we may not have at that time, or we could be forced to divert our working capital, requiring us to significantly reduce or even cease our operations. We could also be forced to seek additional financing on unfavorable terms which could materially and adversely affect the interests of our stockholders at that time. However, stockholder approval of the Share Exchange will result in the elimination of the dividend, liquidation and redemption rights described above, which our Board of Directors believes would be in our best interests and the best interests of our stockholders.

What happens if the Share Exchange is approved?

If the Share Exchange is approved at the Special Meeting, we will issue to Warburg a total of 14,018,600 shares of common stock (subject to adjustment), which will represent approximately 24.8% of the total number of shares of common stock outstanding immediately after giving effect to the Share Exchange, with the rights and privileges associated with our common stock, including voting rights. Upon completion of the Share Exchange, all rights with respect to the Exchangeable Preferred Stock will terminate and all shares of Exchangeable Preferred Stock will be cancelled. If the Share Exchange is approved at this meeting, no dividends will be issued with respect to the Exchangeable Preferred Stock because dividends do not begin to accrue until July 20, 2008. In addition, approval of the Share Exchange will result in the elimination of the dividend, liquidation and redemption rights discussed above.

What happens if the Share Exchange is not approved?

If the Share Exchange is not approved, and our stockholders do not approve the exchange at a subsequent meeting prior to July 20, 2008, the Exchangeable Preferred Stock will remain outstanding in accordance with its terms. The holders of the Exchangeable Preferred Stock will not have voting rights, except as otherwise required by Delaware law and subject to the rights of the holders to consent to any amendment to the terms of the Exchangeable Preferred Stock. Dividends on the Exchangeable Preferred Stock will be cumulative beginning on July 20, 2008, and will accrue at an annual rate of 10% of the purchase price per share of Exchangeable Preferred Stock, compounded quarterly. Dividends will be payable until (i) all or a portion of the Exchangeable Preferred Stock is exchanged for common stock, (ii) until the Exchangeable Preferred Stock is redeemed by us upon a liquidation, dissolution or change in control or (iii) is otherwise acquired by us. In the event that we fail for any reason to pay dividends on the Exchangeable Preferred Stock when lawfully permitted to do so or fail to redeem all shares of the Exchangeable Preferred Stock when required, the dividend rate on the Exchangeable Preferred Stock will be increased to 20% per annum.

Each share of Exchangeable Preferred Stock has a liquidation preference which would be required to be paid in certain circumstances, including a liquidation or change in control of Inspire, prior to any payments being made to holders of our common stock or other equity securities. In addition, for so long as the Exchangeable Preferred Stock is outstanding, the holders of Exchangeable Preferred Stock will be entitled to redeem their shares of Exchangeable Preferred Stock in the future for cash. If the Exchangeable Preferred Stock remains outstanding as of July 20, 2011, we and a majority of the holders of the outstanding Exchangeable Preferred Stock each have the option to cause Inspire, at any time thereafter, to redeem the shares of Exchangeable Preferred Stock for cash. The redemption price would be the greater of: (i) the sum of $535.00 plus all accrued but unpaid dividends thereon (whether or not declared) through the date of such redemption and (ii) the fair market value of one share of our common stock on the date which we or the holder of the Exchangeable Preferred Stock exercise such right multiplied by the then current exchange rate (the initial exchange rate is 100 shares of common stock for each share of Exchangeable Preferred Stock). Such redemption would require us to expend a minimum of approximately $101 million, including accrued dividends through July 20, 2011, and could require a much larger cash expenditure if the trading price of our common stock increases between the date of the closing of the Preferred Stock Financing and the redemption date. For more information about the terms of the Exchangeable Preferred Stock, please see “Proposal No. 1—Terms of the Exchangeable Preferred Stock” below.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the record date.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the approval of the Share Exchange. If any other matter is properly presented at the meeting (or any postponements or adjournments thereof), your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to our Secretary. Attendance at the Special Meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Special Meeting.

What is the quorum requirement?

We must have a quorum to conduct any business at the Special Meeting. This means that at least a majority of our outstanding shares eligible to vote at the Special Meeting must be represented at the Special Meeting, either in person or by proxy. Abstentions are counted for purposes of determining whether a quorum is present. In addition, shares of our common stock held by banks or brokers that are voted for at least one matter at the Special Meeting will be counted as being present for purposes of determining a quorum for all matters, even if the beneficial owner’s discretion has been withheld for voting on some or all other matters (commonly referred to as a “broker non-vote”).

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as a vote “Against”. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

How many votes are needed to approve each proposal?

To be approved, Proposal No. 1 to approve the Share Exchange must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as a vote “Against” Proposal No. 1. Broker non-votes will have no effect.

PROPOSAL NO. 1

APPROVAL OF THE EXCHANGE OF THE

SERIES A EXCHANGEABLE PREFERRED STOCK

FOR SHARES OF OUR COMMON STOCK

We are seeking approval of the exchange of shares of our Exchangeable Preferred Stock previously issued and sold to Warburg in the Preferred Stock Financing and the issuance of shares of our common stock upon the exchange. If Proposal No. 1 is approved at this meeting, each share of Exchangeable Preferred Stock will be automatically exchanged for 100 shares of common stock subject to adjustment, as more fully described below.

Background

On July 17, 2007, we entered into the Securities Purchase Agreement with Warburg. Pursuant to the terms of the Securities Purchase Agreement, on July 20, 2007, we issued and sold 140,186 shares of Exchangeable Preferred Stock at a price per share of $535.00, for aggregate gross proceeds of $74,999,510.

Prior to completing the sale of the Exchangeable Preferred Stock to Warburg on July 20, 2007, we needed additional capital to fund the commercialization of AzaSite™, several Phase 3 development programs and for working capital and general corporate purposes. After considering numerous potential financing alternatives, our Board of Directors, including applicable committees thereof, determined that the Preferred Stock Financing was an appropriate financing alternative for us and our stockholders because it would provide necessary capital for such purposes, and will provide us with greater financial flexibility than other alternatives. The purchase price of the Exchangeable Preferred Stock was determined on an as-exchanged for common stock basis, and represented the lesser of (i) the average of the closing prices of our common stock for the twenty trading days immediately preceding the date of the Securities Purchase Agreement and (ii) the closing price of our common stock on the trading day immediately preceding the date of the Securities Purchase Agreement.

Nasdaq Marketplace Rule; Stockholder Approval

We are subject to the Marketplace Rules of the Nasdaq Stock Market because our common stock is listed on The Nasdaq Global Market. Nasdaq Marketplace Rule 4350(i)(1)(B) requires stockholder approval prior to any issuance or sale of voting stock that will result in a change of control of an applicable listed company. This rule does not specifically define when a change of control is deemed to occur. However, Nasdaq suggests in its guidance that a change of control would occur, subject to certain exceptions, if after a transaction a person or an acquiring entity holds 20% or more of the voting power of the outstanding capital stock of an applicable listed company. In addition, Nasdaq Marketplace Rule 4350(i)(1)(D)(ii) requires stockholder approval of any sale of common stock or securities convertible into or exercisable for common stock equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

If the Share Exchange is approved, the number of shares of our common stock issuable upon exchange of the Exchangeable Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination, subdivision, reclassification or other corporate action) would be approximately 24.8% of our outstanding common stock (based on the number of shares of our common stock currently outstanding, including the Exchangeable Preferred Stock on an as exchanged into common stock basis). In furtherance of the foregoing, the terms of Exchangeable Preferred Stock provide that the shares will be exchanged for common stock, if the stockholders approve the Share Exchange at the meeting.

As a result of these factors, the Securities Purchase Agreement and the other documents relating to the Preferred Stock Financing were structured to require stockholder approval of the Share Exchange and accordingly, we are now requesting stockholder approval of the Share Exchange.

Reasons for Stockholder Approval

If the Share Exchange is not approved at this meeting or a subsequent meeting prior to July 20, 2008, the Exchangeable Preferred Stock will accrue cumulative dividends at an annual rate of 10% of $535.00, compounded quarterly and will retain a senior liquidation preference over shares of our common stock, and the holders of Exchangeable Preferred Stock will be entitled to redeem their shares of Exchangeable Preferred Stock in the future, all of which could materially and adversely affect us and our stockholders. The dividend rate of 10% will increase to 20% should we fail to timely pay dividends on the Exchangeable Preferred Stock when lawfully permitted to do so or fail to properly redeem the Exchangeable Preferred Stock as the holders of Exchangeable Preferred Stock may request. However, approval of the Share Exchange will result in the elimination of the dividend, liquidation and redemption rights existing in favor of the Exchangeable Preferred Stock, which our Board of Directors believes is in our best interests and the best interests of our stockholders.

Summary of the Preferred Stock Financing

The terms of the Preferred Stock Financing and the Exchangeable Preferred Stock are complex and are only summarized below. Although this proxy statement contains a summary of all of the material terms of the Preferred Stock Financing and the Exchangeable Preferred Stock, stockholders can find further information about the Preferred Stock Financing and the rights of the Exchangeable Preferred Stock in the current report on Form 8-K we filed with the Securities and Exchange Commission (the “SEC”) on July 23, 2007 and in the Preferred Stock Financing documents filed as exhibits to such report. For more information about accessing this current report on Form 8-K and the other information we file with the SEC, see “Where You Can Find More Information” below.

Securities Purchase Agreement Between Inspire and Warburg

We entered into a Securities Purchase Agreement with Warburg on July 17, 2007, pursuant to which we issued and sold 140,186 shares of Exchangeable Preferred Stock to Warburg at a price per share of $535.00, for aggregate gross proceeds of $74,999,510. The Securities Purchase Agreement and the transactions consummated in connection therewith are described below.

Representations and Warranties

In the Securities Purchase Agreement, we made customary representations and warranties to Warburg relating to us, our business and the issuance of the Exchangeable Preferred Stock and agreed to indemnify Warburg for breaches of our representation and warranties in certain circumstances.

Fees and Expenses

Pursuant to the terms of the Securities Purchase Agreement, we agreed to reimburse Warburg for its expenses in connection with the Preferred Stock Financing. We expect these reimbursable fees and expenses to be approximately $800,000.

Board Rights

Pursuant to the Securities Purchase Agreement, for so long as Warburg owns (i) at least that number of shares of Exchangeable Preferred Stock equal to 50% of the Exchangeable Preferred Stock acquired by it pursuant to the Preferred Stock Financing, or (ii) in the event the Share Exchange occurs, at least either (y) 10% of the common stock or (z) that number of shares of common stock equal to 50% of the common stock acquired pursuant to the Share Exchange, our Board of Directors will nominate and use its reasonable best efforts to cause to be elected and cause to remain as a director one individual designated by Warburg (the “Investor Designee”). In addition, subject to applicable law and the rules and regulations of the SEC and the Nasdaq Stock Market, at the request of Warburg, Inspire will cause the Investor Designee to be a member of each principal committee of our Board of Directors.

Effective upon the closing of the sale of Exchangeable Preferred Stock to Warburg on July 20, 2007, Mr. Jonathan S. Leff, who is a managing director and member of Warburg Pincus LLC and a general partner of Warburg Pincus & Co., was appointed to our Board of Directors as Warburg’s Investor Designee. At the same time, Mr. Leff was also appointed as a member of our Board of Directors’ Corporate Governance Committee. For more information about Mr. Leff, see “Interest in Certain Persons in the Share Exchange” below.

Subscription Rights

Pursuant to the Securities Purchase Agreement, for so long as Warburg owns at least 10% of the shares of common stock issued or issuable upon exchange of the Exchangeable Preferred Stock, it will have subscription rights with respect to future issuances of equity securities by us, subject to certain exceptions. If we determine to issue any equity securities not subject to such exceptions, then we must provide notice to Warburg and offer to sell to Warburg on the same terms as we propose to sell such securities to other investors a pro rata amount of such securities, based on its percentage ownership of the outstanding common stock, calculated as if all shares of Exchangeable Preferred Stock (including any dividends thereon) had been exchanged for shares of common stock immediately following the original issuance of the Exchangeable Preferred Stock.

Terms of the Exchangeable Preferred Stock

General. Subject to the limitations prescribed by our Amended and Restated Certificate of Incorporation, our Board of Directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. The Exchangeable Preferred Stock is a series of preferred stock. The rights, preferences and privileges of the Exchangeable Preferred Stock are set forth in the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Exchangeable Preferred Stock of Inspire Pharmaceuticals, Inc. filed with the Secretary of State of the State of Delaware on July 19, 2007 (the “Certificate of Designations”). Pursuant to the Certificate of Designations, 250,000 shares of preferred stock were authorized as Series A Exchangeable Preferred Stock of which 140,186 shares of Exchangeable Preferred Stock were issued and sold to Warburg in the Preferred Stock Financing.

Rank and Voting. Pursuant to the Certificate of Designations, the Exchangeable Preferred Stock ranks senior to our common stock and each other class of our equity securities with respect to dividend rights and rights upon liquidation, winding up or dissolution, and is non-voting stock, except as otherwise required by Delaware law and subject to the right of the holders to consent to any amendment of the terms of the Exchangeable Preferred Stock.

Dividends. Beginning on July 20, 2008, and for so long as the Exchangeable Preferred Stock remains outstanding, the holders of Exchangeable Preferred Stock will be entitled to receive, in preference to our common stock and each other class of our equity securities, cumulative dividends at an annual rate of 10% of $535.00, compounded quarterly, beginning with amounts accrued for the quarter ending September 30, 2008. Such dividends will continue to be payable until the shares of Exchangeable Preferred Stock are exchanged for shares of common stock, the shares of Exchangeable Preferred Stock are redeemed by us, upon a liquidation or change in control of Inspire, or when the Exchangeable Preferred Stock is otherwise acquired by us. We will pay dividends in cash to the extent that we may lawfully do so; provided, however, that, in the event that we may not lawfully pay such dividends in cash, then such dividends will be cumulative and continue to accrue (whether or not declared) or, upon an affirmative vote of a majority of the holders of Exchangeable Preferred Stock, such dividends will be paid in additional shares of Exchangeable Preferred Stock, which themselves may be deemed to accrue and accumulate dividends. Notwithstanding the foregoing, the original dividend rate will automatically increase to 20% per annum, subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution, recapitalization or combination with respect to the Exchangeable Preferred Stock, in the event that we fail for any reason to (i) pay dividends as required when lawfully permitted to do so or (ii) redeem all shares of the Exchangeable Preferred Stock within 30 days after receipt of a redemption demand notice, in which case, all accrued and unpaid dividends (whether or not declared) will be payable in cash, or, upon the affirmative vote of the holders of a majority of the shares of Exchangeable Preferred Stock then outstanding, in additional shares of Exchangeable Preferred Stock (which additional shares of Exchangeable Preferred Stock will be deemed to accrue and accumulate dividends (whether or not declared)).

Share Exchange. Upon the approval of the Share Exchange by the holders of our common stock, each share of Exchangeable Preferred Stock will be automatically exchanged for 100 shares of common stock (subject to appropriate adjustments for stock splits, stock dividends and the like); provided that, such approvals are obtained by July 20, 2008. Upon any such exchange, all accrued but unpaid dividends (whether or not declared) on the Exchangeable Preferred Stock, if any, will be paid in shares of common stock in an amount equal to the dividends that would have been payable through the exchange date had such dividends been paid in cash divided by a price per share of $5.35 for such common stock (subject to appropriate adjustments for stock splits, dividends and the like). If stockholder approval is not obtained by July 20, 2008, then the Exchangeable Preferred Stock will remain outstanding pursuant to its terms and will not be exchanged for shares of common stock. We are seeking stockholder approval of the Share Exchange pursuant to this Proposal No. 1.

The Share Exchange was also conditioned on federal regulatory clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we received on August 20, 2007.

Liquidation Preference. For so long as the Exchangeable Preferred Stock remains outstanding, upon any voluntary or involuntary liquidation, dissolution or winding up of Inspire, the holders of the Exchangeable Preferred Stock will have the right to receive, before any payments are made to the holders of our common stock or any other class of our equity securities, an amount per share equal to the greater of: (i) the sum of $535.00 plus all accrued but unpaid dividends thereon (whether or not declared) through the date of such redemption and (ii) the fair market value of one share of our common stock on the date which we or the holder of Exchangeable Preferred Stock exercise such right multiplied by the then current exchange rate, (the initial exchange rate is 100 shares of common stock for one share of Exchangeable Preferred Stock). In addition, for so long as the Exchangeable Preferred Stock remains outstanding, if we consummate a “change in control” (as defined below), the holders of the Exchangeable Preferred Stock will have the right to receive, before any payments are made to the holders of our common stock or any other class of our equity securities, an amount per share equal to the greater of: (A) (i) the sum of $535.00 plus all accrued but unpaid dividends on the Exchangeable Preferred Stock (whether or not declared) through the date of such change in control or (ii) the acquisition fair market value (the consideration per share of common stock received by the holders thereof in a change in control; provided, that, if the consideration is other than cash, its value will be deemed its fair market value as determined in good faith by our Board of Directors and the holders of at least a majority of the outstanding shares of Exchangeable Preferred Stock) multiplied by the then current exchange rate (the initial exchange rate is 100 shares of common stock for one share of Exchangeable Preferred Stock) and (B) the acquisition fair market value; provided, that, the acquisition price, if based on the sum of $535.00 plus accrued but unpaid dividends thereon (whether or not declared) through the date of any change in control, will be payable in cash. After payment of the full amount of the distributions to which they are entitled in connection with any liquidation or change in control of Inspire, the holders of Exchangeable Preferred Stock will have no right or claim to any of our remaining assets. The Certificate of Designations defines a “change in control” as (i) a consolidation, merger, share exchange, reorganization or other form of acquisition of or by us in which our stockholders immediately prior to the transaction retain less than 50% of the voting power of or economic interest in the surviving or resulting entity (or its parent) immediately after the transaction, (ii) a sale of our assets in excess of a majority of our assets (valued at fair market value as determined in good faith by the Board), (iii) the acquisition by any person of 50% or more of our outstanding voting securities, or (iv) during any period of 24 consecutive months, certain continuing directors cease for any reason to constitute a majority of our Board of Directors or the board of directors of the surviving or resulting entity (or its parent).

Redemption. If the Exchangeable Preferred Stock remains outstanding on July 20, 2011, the holders of a majority of the outstanding shares of Exchangeable Preferred Stock will have the option, at any time thereafter, to cause us to redeem any or all of the outstanding shares of Exchangeable Preferred Stock for cash in a per share amount equal to the greater of (i) the sum of $535.00 plus all accrued but unpaid dividends thereon (whether or not declared) through the date of such redemption and (ii) the fair market value of one share of our common stock on the date which we or the holder of Exchangeable Preferred Stock initiates and exercises such right multiplied by the then current exchange rate (the initial exchange rate is 100 shares of common stock for one share of Exchangeable Preferred Stock) (the “Redemption Price”). In addition, if the Exchangeable Preferred Stock remains outstanding on July 20, 2011, we will have the option, at any time thereafter, to voluntarily redeem any or all of the outstanding shares of Exchangeable Preferred Stock for cash in a per share amount equal to the Redemption Price.

Registration Rights Agreement

In connection with the sale of Exchangeable Preferred Stock to Warburg, we entered into a Registration Rights Agreement with Warburg dated July 20, 2007, pursuant to which we granted certain registration rights to Warburg and certain of its affiliates for the Exchangeable Preferred Stock and the common stock received upon the exchange of the Exchangeable Preferred Stock. Pursuant to the Registration Rights Agreement, within 30 days after the Share Exchange we have agreed to use our best efforts to cause to be declared effective as soon as practicable, but in any event no later than 120 days after the Share Exchange, a registration statement to register the common stock issued upon exchange of the Exchangeable Preferred Stock. If any shares of Exchangeable Preferred Stock are outstanding on July 20, 2008, we have agreed to file and to use our best efforts, to cause to be declared effective as soon as practicable, but in any event no later than 120 days after July 20, 2008, a registration statement to register the outstanding shares of Exchangeable Preferred Stock. Additionally, upon written request from Warburg or certain of its affiliates that hold shares of our common stock to sell shares of common stock with an anticipated aggregate offering price (calculated based upon the market price of such requested shares to be registered on the date of such written request) to the public of $20,000,000 or more, we have agreed to use our reasonable efforts to cause the sale of such requested shares to be in the form of a firm commitment underwritten public offering. Our obligation to make such a firm commitment underwritten public offering is limited to one requested underwritten offering in any one 18 month period; provided, however, that in the event that the holders participating in a requested underwritten offering are unable to include at least 75% of the requested shares in such offering as a result of the cutback by an approved underwriter or our participation, such offering will not constitute an offering for purposes of this requirement. We have agreed to pay substantially all of the costs and expenses related to the filing of the registration statements and any underwritten public offering required under the Registration Rights Agreement.

We have agreed to indemnify Warburg and certain other holders of the Exchangeable Preferred Stock or the common stock received upon the exchange of the Exchangeable Preferred Stock and their directors, officers, employees, affiliates and agents of each such holder and each person who controls any such holder from and against any losses, claims, damages or liabilities, joint or several, or any actions in respect thereof to which each holder may become subject under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. However, we are not required to indemnify such holders to the extent that such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in a registration statement or any prospectus or in any amendment thereof or supplement thereto in reliance upon and in conformity with written information pertaining to such holder and furnished to us by or on behalf of such holder specifically for inclusion therein.

Standstill Agreement

In connection with the sale of Exchangeable Preferred Stock to Warburg on July 20, 2007, we, Warburg and certain of Warburg’s affiliates entered into a Standstill Agreement. Under the Standstill Agreement, Warburg and certain of its affiliates agreed, on behalf of themselves and their controlled affiliates (as defined in the Standstill Agreement), for three years not to increase their holdings of our common stock beyond the lesser of: (x) 32.5% of our voting securities on a fully diluted basis and (y) 34.9% of our then outstanding voting securities plus the outstanding Exchangeable Preferred Stock on an as exchanged to common stock basis. We also agreed to waive Warburg’s acquisition of the Exchangeable Preferred Stock from the provisions of Section 203 of the Delaware General Corporation Law.

Amendment of Rights Agreement

In connection with the sale of Exchangeable Preferred Stock to Warburg, we entered into the First Amendment, dated July 17, 2007, to the Rights Agreement, dated October 21, 2002, between us and Computershare Trust Company, N.A., our transfer agent. The First Amendment to Rights Agreement provides that Warburg and its affiliates will be exempt from the definition of an “Acquiring Person” under the Rights Agreement, unless Warburg or certain of its affiliates becomes the beneficial owner of more than the lesser of: (x) 32.5% of our voting securities on a fully diluted basis and (y) 34.9% of our then outstanding voting securities plus the outstanding Exchangeable Preferred Stock on an as exchanged to common stock basis. Pursuant to the Standstill Agreement discussed above, we have agreed under certain circumstances not to amend the Rights Agreement in a manner that would cause Warburg and its affiliates not to be exempt from the definition of an Acquiring Person under the Rights Agreement as amended.

Consequences if the Share Exchange is Approved

Rights of Warburg; Registration Rights; Subscription Rights; Board Rights. If the Share Exchange is approved, the rights and privileges associated with the common stock issued in the Share Exchange will be identical to the rights and privileges associated with the common stock held by our existing common stockholders, including voting rights, except that holders of the common stock issued in exchange for the Exchangeable Preferred Stock will have the registration rights described under “Registration Rights Agreement” above, and Warburg will, for so long as it holds sufficient shares of common stock issued in exchange for its shares of Exchangeable Preferred Stock, have the subscription rights and the right to designate a board of director nominee, each as described above under “Securities Purchase Agreement Between Inspire and Warburg—Subscription Rights” and “Securities Purchase Agreement Between Inspire and Warburg—Board Rights,” respectively.

Dilution. If the Share Exchange is approved, we will issue in the Share Exchange a total of 14,018,600 shares of common stock (subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination, subdivision, reclassification or other corporate action having the similar effect with respect to our common stock), which will represent approximately 24.8% of the total number of shares of common stock outstanding immediately after giving effect to the Share Exchange. As a result, our existing stockholders will incur substantial dilution to their voting and economic interests and will own a smaller percentage of our outstanding common stock.

Concentration of Ownership in Warburg. If the Share Exchange is approved, Warburg will own approximately 24.8% of the total number of shares of common stock outstanding immediately after giving effect to the Share Exchange. As a result, Warburg will be able to exercise substantial influence over any future actions requiring stockholder approval. However, as discussed above, in connection with its purchase of Exchangeable Preferred Stock, Warburg and certain of its affiliates entered into a Standstill Agreement pursuant to which they have agreed not to pursue, for three years, certain activities the purpose or effect of which may be to change or influence the control of Inspire without the approval of our Board of Directors.

Elimination of Dividend, Liquidation and Redemption Rights of Exchangeable Preferred Stock. If the Share Exchange is approved, all rights with respect to the Exchangeable Preferred Stock will terminate, and all shares of Exchangeable Preferred Stock will be cancelled. If the Share Exchange is approved at this meeting, no dividends will be issued in connection with the Share Exchange because dividends do not begin to accrue on the Exchangeable Preferred Stock until July 20, 2008. In addition, approval of the Share Exchange will result in the elimination of the liquidation preference and redemption rights existing in favor of the Exchangeable Preferred Stock. Our Board of Directors believes that the elimination of the requirement to pay dividends on the

Exchangeable Preferred Stock and the elimination of the liquidation preference and redemption rights existing in favor of the Exchangeable Preferred Stock would be in our best interests and the best interests of our stockholders.

Consequences if the Share Exchange is Not Approved

If the Share Exchange is not approved prior to July 20, 2008, then the Exchangeable Preferred Stock will remain outstanding in accordance with its terms. The holders of the Exchangeable Preferred Stock will not have voting rights, except as otherwise required by Delaware law and subject to the rights of the holders to consent to any amendment to the terms of the Exchangeable Preferred Stock. If the Exchangeable Preferred Stock remains outstanding, (i) the Exchangeable Preferred Stock will accrue cumulative dividends beginning on July 20, 2008 at an annual rate of 10% of $535.00, compounded quarterly, (ii) the Exchangeable Preferred Stock will retain a senior liquidation preference over shares of our common stock, and (iii) the holders of Exchangeable Preferred Stock will be entitled to redeem their shares of Exchangeable Preferred Stock in the future (including upon a change in control).

Dividends. Dividends on each share of Exchangeable Preferred Stock will be cumulative and will begin to accrue beginning on July 20, 2008 at an annual rate of 10% of $535.00, compounded quarterly.

Liquidation Preference. For so long as the Exchangeable Preferred Stock remains outstanding, it will retain a senior liquidation preference over shares of our common stock in connection with any liquidation or change in control of Inspire. If the holders of Exchangeable Preferred Stock redeem their Exchangeable Preferred Stock shares, we would be required to expend substantial cash resources, which we may not have at that time or we could be forced to divert our working capital, requiring us to significantly reduce or even cease our operations. We could also be forced to seek additional financing on unfavorable terms, which could materially and adversely affect the interests of our stockholders at that time. The senior liquidation preference will represent a minimum of approximately $75 million, plus all accrued and unpaid dividends, but may be significantly higher if the trading price of our common stock increases between the date of the closing of the Preferred Stock Financing and the date of any liquidation or change in control transaction that triggers payment of the liquidation preference. This payment would be made to the holders of the Exchangeable Preferred Stock prior to any payments to the holders of our common stock.

Redemption. If the Exchangeable Preferred Stock remains outstanding as of July 20, 2011, the holders of a majority of the outstanding shares of Exchangeable Preferred Stock may cause us, at any time thereafter, to redeem any or all of the outstanding shares of Exchangeable Preferred Stock for cash in a per share amount equal to the Redemption Price (defined above). Such redemption could have a material adverse affect on our financial position and significantly impede or prevent the pursuit of our long-term goals. In addition, our cash reserves may be insufficient to redeem such shares of Exchangeable Preferred Stock, in which case we may not be able to continue as a going concern if we are unable to support our operations or cannot otherwise raise the necessary funds to support our operations. We could also be forced to seek additional financing on terms which could materially and adversely affect the interests of our stockholders at that time. Such redemption would require us to expend a minimum of approximately $101 million, including accrued dividends through July 20, 2011, and could require a much larger cash expenditure if the trading price of our common stock increases between the date of the closing of the Preferred Stock Financing and the redemption date.

Interest of Certain Persons in the Share Exchange

Effective upon the closing of the sale of Exchangeable Preferred Stock to Warburg on July 20, 2007, Mr. Jonathan S. Leff, who is a managing director and member of Warburg Pincus LLC and a general partner of Warburg Pincus & Co., was appointed to our Board of Directors pursuant to Warburg’s right to nominate a director under the Securities Purchase Agreement. Because Mr. Leff did not join our Board of Directors until after the consummation of the Preferred Stock Financing, he did not participate in his capacity as a director in discussions of, or vote with respect to, matters related to the Preferred Stock Financing that were approved by our Board of Directors, and Mr. Leff abstained from our Board of Directors vote recommending approval of the Share Exchange.

The Share Exchange would result in Warburg owning approximately 24.8% of our outstanding common stock after giving effect to the Share Exchange. The shares of Exchangeable Preferred Stock are not entitled to vote their shares of Exchangeable Preferred Stock on the Share Exchange proposal to be considered at this meeting.

Pursuant to the Inspire Pharmaceuticals, Inc. Amended and Restated Director Compensation Policy, dated March 29, 2007, our Board of Directors granted a nonqualified stock option to purchase 50,000 shares of Common Stock to Mr. Leff which will vest over a three-year period commencing on the date of grant as follows: 20,000 shares in year one (5,000 shares per quarter), 15,000 shares in year two (25% of such 15,000 shares per quarter) and 15,000 shares in year three (25% of such 15,000 shares per quarter). Additionally, Mr. Leff will receive an aggregate of $40,000 annually to cover general availability and participation in meetings and conference calls of the Board and the Corporate Governance Committee in accordance with such policy.

Mr. Ringo, a director of Inspire, is currently a CEO in Residence at Warburg and pursuant to such relationship provides certain consulting services to Warburg. He did not provide any services to Warburg in relation to the Preferred Stock Financing. He has not received, and is not expected to receive, any consideration from Warburg, or any third party on behalf of Warburg, in relation to the Preferred Stock Financing. Nevertheless, to avoid any appearance of a conflict of interest, Mr. Ringo abstained from our Board of Directors’ vote with respect to the Preferred Stock Financing and our Board of Directors vote recommending approval of the Share Exchange.

Required Vote and Recommendation of Our Board of Directors

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Special Meeting will be required to approve the Share Exchange described in this Proposal No. 1. Abstentions will be counted toward the tabulation of votes cast on this matter, and will have the same effect as a vote “Against” Proposal No. 1. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether the Share Exchange has been approved.

As discussed above, if the Share Exchange is not approved at this meeting or a subsequent meeting prior to July 20, 2008, the Exchangeable Preferred Stock will accrue cumulative dividends at an annual rate of 10% of $535.00, compounded quarterly, will retain a senior liquidation preference over shares of our common stock, and holders of Exchangeable Preferred Stock will be entitled to redeem their shares of Exchangeable Preferred Stock in the future, all of which could materially and adversely effect us and our stockholders. Approval of the Share Exchange will result in the elimination of the dividend, liquidation and redemption rights existing in favor of the Exchangeable Preferred Stock, which our Board of Directors believes is in our best interests and the best interests of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There were, as of August 31, 2007, approximately 60 holders of record and approximately 4,500 beneficial holders of our common stock. The following table sets forth certain information that, unless otherwise noted, is as of August 31, 2007, with respect to holdings of our common stock by: (i) each person known by us to be the beneficial owner of more than 5% of the total number of shares of our common stock outstanding as of such date, based upon currently available Schedules 13D and 13G, and other reports, filed with the SEC; (ii) each of our directors and named executive officers; and (iii) all directors and executive officers as a group. Unless indicated below, the address of each person or entity listed in the table below is c/o Inspire Pharmaceuticals, Inc., 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703.

	Beneficial Ownership
	Before the Share Exchange		After the Share Exchange
Name	Number of Shares Beneficially Owned (1)	Percentage Beneficially Owned (2)	Number of Shares Beneficially Owned (1)	Percentage Beneficially Owned (3)
(i) Beneficial Owners:

Warburg Pincus Private Equity IX, L.P. (4)	—	—	14,018,600	24.8%

Deerfield Capital, L.P. and related persons (5)	5,255,955	12.4%	5,255,955	9.3%

Great Point Partners, LLC and Jeffrey Jay (6)	4,271,600	10.1%	4,271,600	7.6%

T. Rowe Price Associates, Inc. (7)	3,120,130	7.4%	3,120,130	5.5%

Bridger Management, LLC and Roberto Mignone (8)	2,136,300	5.0%	2,136,300	3.8%

(ii) Directors and Named Executive Officers:

Mary B. Bennett (9)	215,632	*	215,632	*

Kip A. Frey (10)	102,166	*	102,166	*

Nancy J. Hutson, Ph.D. (11)	26,077	*	26,077	*

Richard S. Kent, M.D. (12)	59,000	*	59,000	*

Kenneth B. Lee, Jr. (13)	99,733	*	99,733	*

Jonathan S. Leff (14)	5,000	*	14,023,600	24.9%

William R. Ringo, Jr. (15)	82,499	*	82,499	*

Christy L. Shaffer, Ph.D. (16)	822,984	1.9%	822,984	1.5%

Joseph M. Spagnardi (17)	35,790	*	35,790	*

Thomas R. Staab, II (18)	122,341	*	122,341	*

Benjamin R. Yerxa, Ph.D. (19)	271,587	*	271,587	*

(iii) All directors and executive officers as a group (14 persons) (20)	2,316,918	5.2%	16,335,518	28.0%

*	Less than one percent
(1)	Beneficial ownership includes all options and restricted stock units which are exercisable within 60 days of August 31, 2007. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge the persons named in the table have sole voting and investment power for all shares of common stock shown as beneficially owned by them.

(2)	Applicable percentage of beneficial ownership is based on 42,413,901 shares of common stock outstanding on August 31, 2007, unless otherwise noted.
(3)	Applicable percentage of beneficial ownership is based on 56,432,501 shares of common stock consisting of 42,413,901 shares of common stock outstanding on August 31, 2007 and 14,018,600 shares of common stock into which the 140,186 shares of Exchangeable Preferred Stock held by Warburg may be converted upon stockholder approval of the Share Exchange.
(4)	Represents shares of common stock issuable upon the automatic exchange of the 140,186 shares of Exchangeable Preferred Stock beneficially owned by Warburg Pincus Private Equity IX, L.P. Based on a Schedule 13D filed with the SEC on July 23, 2007, which reported beneficial ownership as of July 20, 2007, by Warburg, Warburg Pincus IX, LLC, a New York limited liability company and the sole general partner of Warburg (“WP IX LLC”), Warburg Pincus Partners LLC, a New York limited liability company and the sole member of WP IX LLC (“WPP LLC”), Warburg Pincus LLC, a New York limited liability company that manages Warburg (“WP LLC”), Warburg Pincus & Co., a New York general partnership and the managing member of WPP LLC (“WP”), and Messrs. Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of WP and Co-President and Managing Member of WP LLC. Due to their respective relationships with Warburg and each other, each of WP IX LLC, WPP LLC, WP LLC, WP, Mr. Kaye and Mr. Landy may be deemed to beneficially own, in the aggregate, 14,018,600 shares of common stock that are issuable upon the automatic exchange of the Exchangeable Preferred Stock. Each of WP, WPP LLC, WP LLC, WP IX LLC, Mr. Kaye and Mr. Landy disclaim beneficial ownership of all shares of the common stock except to the extent of any indirect pecuniary interest therein. The address of Warburg is 466 Lexington Avenue, New York, NY 10017.
(5)	Based on a Schedule 13G filed with the SEC on February 13, 2007, which reported beneficial ownership as of December 31, 2006, as modified by a Form 4 filed on May 2, 2007, which reported beneficial ownership as of April 30, 2007, by James E. Flynn, individually, and on behalf of Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P., Deerfield International Limited, and Deerfield Special Situations Fund International Limited. Deerfield Capital, L.P. is the general partner of Deerfield Partners, L.P. and Deerfield Special Situations Fund, L.P. James E. Flynn is the managing member of the general partner of Deerfield Capital, L.P. Deerfield Management Company, L.P. is the investment manager of Deerfield International Limited and Deerfield Special Situations Fund International Limited. James E. Flynn is the managing member of the general partner of Deerfield Management Company, L.P. The reporting entities have shared voting power and shared dispositive power as to, and beneficially own, the following number of shares of our common stock: (i) Deerfield Partners, L.P.: 1,754,062; (ii) Deerfield Special Situations Fund, L.P.: 413,293; (iii) Deerfield International Limited: 2,307,449; and (iv) Deerfield Special Situations Fund International Limited: 781,151. The address of Deerfield Capital, L.P. is 780 Third Avenue, 37th Floor, New York, NY 10017.
(6)

Based on a Schedule 13G filed on August 10, 2007 by Great Point Partners, LLC and Dr. Jeffrey R. Jay, MD, which reported beneficial ownership as of August 1, 2007. Such Schedule 13G discloses that the reporting persons have shared voting and dispositive power, and beneficially own, 4,271,600 shares of our common stock. Great Point Partners, LLC, a limited liability company organized under the laws of the State of Delaware (“Great Point”) is the investment manager of Biomedical Value Fund, L.P. (“BVF”), and by virtue of such status may be deemed to be the beneficial owner of the 2,306,666 shares of our common stock owned by BVF (the “BVF Shares”). Dr. Jeffrey R. Jay, M.D. (“Dr. Jay”), as senior managing member of Great Point, has voting and investment power with respect to the BVF Shares, and therefore may be deemed to be the beneficial owner of the BVF Shares. Great Point is the investment manager of Biomedical Offshore Value Fund, Ltd. (“BOVF”), and by virtue of such status may be deemed to be the beneficial owner of the 1,964,934 shares of our common stock owned by BOVF (the “BOVF Shares”). Dr. Jay, as senior managing member of Great Point, has voting and investment power with respect to the BOVF Shares, and therefore may be deemed to be the beneficial owner of the BOVF Shares. Great Point and Dr. Jay disclaim beneficial ownership of the BVF Shares and the BOVF Shares, except to the extent of their respective pecuniary interests. The address of Great Point is 165 Mason Street, 3rd Floor, Greenwich, CT 06830.

(7)	Based on a Schedule 13G filed with the SEC on February 14, 2007, which reported beneficial ownership as of December 31, 2006, as modified by a Form 13F filed on August 14, 2007, which reported beneficial ownership as of June 30, 2007, by T. Rowe Price Associates, Inc. These shares are owned by various individuals and institutional investors for which T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such shares; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(8)

Based on a Schedule 13G filed with the SEC on February 26, 2007, which reported beneficial ownership as of February 16, 2007, as modified by a Form 13F filed on August 13, 2007, which reported beneficial ownership as of June 30, 2007, by Bridger Management, LLC and Roberto Mignone. Such Schedule 13F discloses that the reporting persons have shared voting and dispositive power, and beneficially own 2,136,300 shares of our common stock. Mr. Mignone is the managing member of Bridger Management, LLC. The address of Bridger Management, LLC is 101 Park Avenue, 48th Floor, New York, NY 10178.

(9)	Includes 5,000 shares of common stock held by Ms. Bennett, 205,632 shares of common stock underlying stock options and 5,000 shares of common stock underlying restricted stock units granted to Ms. Bennett, which will have vested within 60 days after August 31, 2007. Does not include 72,368 shares of common stock underlying stock options and 15,000 shares of common stock underlying restricted stock units granted to Ms. Bennett, which will not have vested within 60 days after August 31, 2007. Effective August 17, 2007, Ms. Bennett resigned from the position of Executive Vice President, Operations and Communications. As a result of her resignation, Ms. Bennett is no longer considered an “officer” of Inspire as such term is defined under Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.
(10)	Includes 102,166 shares of common stock underlying stock options granted to Mr. Frey, which will have vested within 60 days after August 31, 2007. Does not include 25,834 shares of common stock underlying stock options granted to Mr. Frey, which will not have vested within 60 days after August 31, 2007.
(11)	Includes 7,800 shares of common stock held by Dr. Hutson and 18,277 shares of common stock underlying stock options granted to Dr. Hutson, which will have vested within 60 days after August 31, 2007. Does not include 30,834 shares of common stock underlying stock options granted to Dr. Hutson, which will not have vested within 60 days after August 31, 2007.
(12)	Includes 59,000 shares of common stock underlying stock options granted to Dr. Kent which will have vested within 60 days after August 31, 2007. Does not include 22,500 shares of common stock underlying stock options granted to Dr. Kent, which will not have vested within 60 days after August 31, 2007.
(13)	Includes 400 shares of common stock held by Mr. Lee and 99,333 shares of common stock underlying stock options granted to Mr. Lee, which will have vested within 60 days after August 31, 2007. Does not include 33,334 shares of common stock underlying stock options granted to Mr. Lee, which will not have vested within 60 days after August 31, 2007.
(14)	Includes 5,000 shares of common stock underlying stock options granted to Mr. Leff which will have vested within 60 days after August 31, 2007 and 14,018,600 shares of common stock beneficially owned by Warburg Pincus Private Equity IX, L.P. that are issuable upon the automatic exchange of the Exchangeable Preferred Stock upon stockholder approval of the Share Exchange. Does not include 45,000 shares of common stock underlying stock options granted to Mr. Leff, which will not have vested within 60 days after August 31, 2007. Mr. Leff is a general partner of Warburg Pincus & Co., and a managing director and member of Warburg Pincus LLC. As such, Mr. Leff may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Securities Exchange Act of 1934, as amended) in an indeterminate portion of the shares reported as beneficially owned by Warburg. Mr. Leff disclaims beneficial ownership of any shares of Exchangeable Preferred Stock beneficially owned by Warburg and its affiliates.
(15)	Includes 82,499 shares of common stock underlying stock options granted to Mr. Ringo, which will have vested within 60 days after August 31, 2007. Does not include 30,834 shares of common stock underlying stock options granted to Mr. Ringo, which will not have vested within 60 days after August 31, 2007.

(16)	Includes 331,497 shares of common stock held by Dr. Shaffer, 800 shares of common stock held by Dr. Shaffer’s children, 480,687 shares of common stock underlying stock options and 10,000 shares of common stock underlying restricted stock units granted to Dr. Shaffer, which will have vested within 60 days after August 31, 2007. Does not include 156,098 shares of common stock underlying stock options and 40,000 shares of common stock underlying restricted stock units granted to Dr. Shaffer, which will not have vested within 60 days after August 31, 2007.
(17)	Includes 31,790 shares of common stock underlying stock options and 4,000 shares of common stock underlying restricted stock units granted to Mr. Spagnardi which will have vested within 60 days after August 31, 2007. Does not include 66,460 shares of common stock underlying stock options and 16,000 shares of common stock underlying restricted stock units granted to Mr. Spagnardi, which will not have vested within 60 days after August 31, 2007.
(18)	Includes 2,000 shares of common stock held by Mr. Staab, 116,341 shares of common stock underlying stock options and 4,000 shares of common stock underlying restricted stock units granted to Mr. Staab which will have vested within 60 days after August 31, 2007. Does not include 53,709 shares of common stock underlying stock options and 16,000 shares of common stock underlying restricted stock units granted to Mr. Staab, which will not have vested within 60 days after August 31, 2007.
(19)	Includes 28,125 shares of common stock held by Mr. Yerxa, 239,462 shares of common stock underlying stock options and 4,000 shares of common stock underlying restricted stock units granted to Mr. Yerxa which will have vested within 60 days after August 31, 2007. Does not include 67,209 shares of common stock underlying stock options and 16,000 shares of common stock underlying restricted stock units granted to Mr. Yerxa, which will not have vested within 60 days after August 31, 2007.
(20)	Includes an aggregate of 1,901,846 shares of common stock underlying stock options and 39,000 shares of common stock underlying restricted stock units granted to all of the directors and executive officers as a group, which will have vested within 60 days after August 31, 2007. Does not include common stock underlying stock options and restricted stock units which have not vested within 60 days after August 31, 2007. Also includes shares of common stock beneficially owned by Mary Bennett who resigned from the position of Executive Vice President, Operations and Communications effective August 17, 2007. As a result of her resignation, Ms. Bennett is no longer considered an “officer” of Inspire as such term is defined under Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

To be included in our proxy statement and proxy card for the 2008 Annual Meeting of Stockholders, stockholder proposals and director nominations must be received by us on or before December 29, 2007. Proposals and nominations should be directed to the attention of Joseph M. Spagnardi, Senior Vice President, General Counsel and Secretary, at our offices located at 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703.

In addition, if a stockholder wishes to present a proposal or a director nomination at our 2008 Annual Meeting of Stockholders which is not intended to be included in the proxy statement for that meeting, we must receive written notice of the stockholder proposal or nomination between February 12, 2008 and March 13, 2008. If we do not receive timely notice of such proposal or nomination, we will retain discretionary authority to vote proxies on such proposal or nomination even if it is not specifically reflected on the proxy card and stockholders have not had an opportunity to vote on the proposal or nomination by proxy.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers or banks) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers, banks and nominees with account holders who are our stockholders may be householding our proxy materials. In such circumstances, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received by the broker, bank or nominee from one or more of the affected stockholders. We have not initiated householding with respect to the small number of our record holders, because such householding would increase our costs. If, at any time, you would like to receive a separate copy of our proxy statement and annual report, we will promptly send you an additional copy upon written or oral request directed to Jenny R. Kobin, Vice President of Investor Relations and Corporate Communications, at our offices located at 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703; telephone (919) 941-9777. If you are a beneficial owner, you can request additional copies of the proxy statement, the Annual Report to Stockholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2006. If your shares are held in “street name,” you can request a change in your householding status by notifying your broker, bank or nominee.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains a website that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC at www.sec.gov. Our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website. Stockholders may also read and copy materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Stockholders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

On July 23, 2007, we filed a current report on Form 8-K reporting the execution of the Securities Purchase Agreement and describing the Preferred Stock Financing. A copy of the Securities Purchase Agreement and the related documents described in this proxy statement are filed as exhibits to such Form 8-K.

We filed our annual report on Form 10-K for the fiscal year ended December 31, 2006, including the financial statements and exhibits thereto, on March 16, 2007. A copy of the Form 10-K for the fiscal year ended December 31, 2006 is available without charge upon written request to: Inspire Pharmaceuticals, Inc., Attn: Corporate Secretary, 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

We will bear the cost of preparing and mailing the enclosed material. We may use the services of our directors, officers and employees (who will receive no additional compensation) to solicit proxies. We intend to request banks and brokers holding shares of our common stock to forward copies of the proxy materials to those persons for whom they hold shares and to request authority for the execution of proxies. We will reimburse banks and brokers for their out-of-pocket expenses. We have retained our transfer agent, Computershare Trust Company, N.A., to aid in the solicitation, at an estimated cost of approximately $3,000.

By Order of the Board of Directors,

Joseph M. Spagnardi

General Counsel and Secretary

September 25, 2007

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 1.

PROPOSAL 1:	To approve the exchange of shares of our Series A Exchangeable Preferred Stock previously issued and sold to Warburg Pincus Private Equity IX, L.P. pursuant to the terms of the Securities Purchase Agreement, dated July 17, 2007, and the issuance of shares of our common stock upon the exchange.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

Signature	Signature	Date

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

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INSPIRE PHARMACEUTICALS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR A SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 31, 2007

The undersigned hereby appoints Christy L. Shaffer, Ph.D. and Thomas R. Staab, II, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Inspire Pharmaceuticals, Inc. which the undersigned may be entitled to vote at the Special Meeting of Stockholders of Inspire Pharmaceuticals, Inc. to be held at the Council for Entrepreneurial Development, Alexandria Technology Center, 100 Capitola Drive, Suite 101, Durham, NC 27713 on October 31, 2007, at 11:00 a.m., local time, and at any postponements or adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSAL 1, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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